Exhibit No. 12.

Questar Pipeline Company and Subsidiaries
Ratio of Earnings to Fixed Charges
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
                                                12 months ended June 30,
                                                    1998        1999
                                                (Dollars in Thousands)
Earnings

Income before income taxes                          $45,084     $43,782
Plus debt expense                                    13,805      15,737
Plus allowance for borrowed
   funds used during construction                       317       1,821
Plus interest portion of rental expense                 275         285
                                                    $59,481     $61,625

Fixed Charges

Debt expense                                        $13,805     $15,737
Plus allowance for borrowed
   funds used during construction                       317       1,821
Plus interest portion of rental expense                 275         285
                                                    $14,397     $17,843

Ratio of Earnings to Fixed Charges                     4.13        3.45
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